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ERNST & YOUNG LLP    o Certified Public Accountants   o Phone: 561 655 8500
                       Phillips Point, West Tower       Fax:   561 638 4191
                       Suite 1200
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                       West Palm Beach, Florida 33401



June 23, 2000



Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir:

We have read Item 4 of Form 8-K dated June 20, 2000, of AVTEAM, Inc. and are in agreement with the statements contained in paragraphs one through four on page 2 therein. We have no basis to agree or disagree with the other statements of the registrant contained therein.



                                                     /s/ Ernst & Young LLP

Copy to Mark Koondel, AVTEAM, Inc.






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